Exhibit 99.1

Rego Payment Architectures, Inc. Shares Independent COPPA Compliant Certification Confidence memo issued by Venable LLP

Rego Payment Architectures, Inc products built on commitment to respect user privacy, for both adults and children alike

Rego Payment Architectures Inc, patented privacy-first platform and award winning super app, Mazoola® recognized as first and only COPPA and GDPR certified family mobile wallet

BLUE BELL, Pa., May 18, 2022 (GLOBE NEWSWIRE) – Rego Payment Architectures, Inc. (“REGO”) (OTCQB:RPMT), shares Venable LLP Letter of Confidence for REGO Product, Mazoola®

The Letter of Confidence and Conclusions shared below:

Venable LLP is a full service law firm founded over 120 years ago and offering full-service solutions to everything from routine to novel privacy and cybersecurity challenges.

Venable was asked by REGO Payment Architectures to provide a Letter of Confidence on whether certain assertions that the company has made publicly either through its product or in other public settings are reflective of how the company collects, uses, shares, discloses, and stores data.

This Letter of Confidence provides our key takeaways from the detailed Memorandum of Confidence that was provided to REGO Payment Architectures exclusively for its own benefit and reliance.

We recognize that companies may make assertions through a variety of forms, such as marketing channels, product advertising, in-product statements, media interviews, or public speaking engagements. We found that the assertions made by REGO Payment Architectures that we specifically reviewed were verifiable and verified by our team of professionals.

As part of our analysis, we examined a combination of products, processes, and policies, including: (a) front end processes; (b) back end processes; (c) staging platform; (d) data flows; (e) written documents pertaining to data policies, app privacy policies and terms of use; and (f) documentation from Privo, a third party privacy, identity, and consent management company. We also tested the product from the perspective of both the parent and child account. In addition, we compared what we observed with the documentation provided by Privo and the data risk assessment that Privo had previously conducted. We also conducted a published news media review to determine the validity of certain public statements made by Mazoola about the functionality of the app and the collection, if any, of private information from children. Finally, we conducted interviews with representatives from REGO Payment Architectures, Mazoola team to examine the product and its associated data in a production environment.

Based on our review of the specific information provided, interviews conducted, and product tested, we can confirm that, as of May 1, 2022, the publicly available statements made by REGO Payment Architectures that we specifically reviewed were reflective of how the company or its Mazoola product collects, uses, shares, discloses, and stores data.

Based on the information we specifically reviewed, we state that the statements we reviewed made by REGO Payment Architecture’s representatives and those made in the Mazoola app itself related to the company’s data collection, usage, sharing, disclosing, and storing appear to be accurate as of the date noted above. Based on our specific review, we found Privo’s conclusion that Mazoola is COPPA compliant also appears to be accurate. We did not encounter evidence that the Mazoola app collects, children’s personal information, let alone stores, shares, or sells it. Finally, Mazoola does not appear to collect personal information such as a child’s name, track a minor user’s browsing habits, or solicit a minor via targeted advertising.

Peter S Pelullo, REGO CEO stated, “Rego intends to start to implement specific and strategic corporate actions over the next six months that include but are not limited to our Intellectual Property, MazoolaPay® privacy-enabled buy flow button, MazoolaEnabled® white label banking application, our Data Science and Monetization and direct to consumer adoption product strategy. The board intends to identify and engage a tech investment banker to assist with this process. The Confidence memo from a very reputable and industry leading law firm such as Venable, LLP concerning our unique assets as the only certified COPPA Compliant Payment platform in marketplace, will be the foundation for the company to start these activities.”

About Venable LLP

Venable LLP is an American Lawyer Global 100 law firm headquartered in Washington, DC that serves as primary counsel to a worldwide clientele of large and mid-sized organizations, nonprofits, high-net-worth entrepreneurs, and other individuals. With more than 850 professionals across the country, including in California, Delaware, Illinois, Maryland, New York, Virginia, and Washington, DC, the firm strategically advances its clients' objectives in the United States and around the globe. Venable advises clients on a broad range of business and regulatory law, legislative affairs, complex litigation, and the full range of intellectual property disciplines. For more information, please visit https://www.venable.com/.

About REGO
REGO is a digital solution that enables children to stay safe in today’s tech-first environment. The REGO Digital Wallet platform, Mazoola®, allows parents and guardians to enable online shopping or digital spending at approved retailers, control what funds are available for which purchases, and reward children or pay allowance via the app. REGO is an innovative financial platform uniquely positioned due to its Children’s Online Privacy Protection Act (COPPA) and General Data Protection Regulation (GDPR) compliance. Visit us at regopayments.com.

Safe Harbor Statement
The information in this press release may contain forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties, and assumptions about us that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: our ability to raise additional capital, the absence of any material operating history or revenue, our ability to attract and retain qualified personnel, our ability to develop and introduce a new service and products to the market in a timely manner, market acceptance of our services and products, our limited experience in the industry, the ability to successfully develop licensing programs and generate business, rapid technological change in relevant markets, unexpected network interruptions or security breaches, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments, intense competition with larger companies, general economic conditions, and other risks as described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company’s control.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. The Company has no obligation to and does not undertake to update, revise, or correct any of these forward-looking statements after the date of this report.

Media Contacts:

Jonathan Stidd

REGO Payment Architectures, Inc.
325 Sentry Parkway, Suite 200
Blue Bell, PA 19422
pr@regopayments.com
(o) 267-465-7530

BackBay Communications

capco@backbaycommunications.com